Exhibit 99.1
Federal Reserve does not object to capital plan

BBVA Compass announces Federal Reserve response to 2016 CCAR capital plan
HOUSTON, June 29, 2016 - BBVA Compass Bancshares, Inc., a Sunbelt-based bank holding company (BBVA Compass), announced today that the Board of Governors of the Federal Reserve System (Federal Reserve) did not object to its capital plan and capital actions proposed in the capital plan. BBVA Compass’ capital plan includes common dividends of $120 million, subject to approval by BBVA Compass’ board of directors.
“The results of the stress tests and review of our capital management process further demonstrate the strength of our bank, our strong capital position and our continued focus on prudently managing and growing our business,” said Manolo Sánchez, chairman and CEO of BBVA Compass. “We firmly believe that our capital management plan is appropriate given our current economic outlook and capital position.”
BBVA Compass submitted its capital plan, which was approved by its board of directors, to the Federal Reserve in April 2016 as part of the Comprehensive Capital Analysis and Review (CCAR) of the 33 largest U.S. bank holding companies. The capital plan includes proposed potential capital actions covering the period from July 1, 2016 through June 30, 2017. This marks the third year that BBVA Compass has been subject to CCAR and, in each of the periods covered, has received a no-objection response by the Federal Reserve to its capital plan.
On June 23, the Federal Reserve disclosed the results of its 2016 Dodd-Frank Act Stress Test (DFAST) for the same 33 bank holding companies. Each of BBVA Compass’ projected regulatory capital ratios exceeded the applicable regulatory minimums as defined by the Federal Reserve for all quarters included in the nine-quarter forecasting horizon beginning January 1, 2016 and ending March 31, 2018 under the hypothetical supervisory severely adverse scenario.
Additional information pertaining to BBVA Compass’ DFAST and CCAR results can be found on our website at www.bbvacompass.com under the Investor Relations tab

Contact details:
Christina Anderson	Ed Bilek
Corporate Communications	Investor Relations
Tel. 205.524.5214	Tel. 205.297.3331
christina.anderson@bbva.com	ed.bilek@bbva.com

About BBVA Compass
BBVA Compass Bancshares, Inc. is a Sunbelt-based bank holding company whose principal subsidiary, BBVA Compass, operates 674 branches, including 345 in Texas, 89 in Alabama, 75 in Arizona, 62 in California, 45 in Florida, 38 in Colorado and 20 in New Mexico. BBVA Compass ranks among the top 25 largest U.S. commercial banks based on deposit market share and ranks among the largest banks in Alabama (2nd), Texas (4th) and Arizona (4th). BBVA Compass was recently named the best regional bank in the South and West, as well as earning best mobile app, in Money magazine’s annual list of the Best Bank’s in America. Additional information about BBVA Compass can be found under the Investor Relations tab at bbvacompass.com, by following @BBVACompassNews on Twitter or visiting newsroom.bbvacompass.com.

About BBVA Group
BBVA Compass Bancshares, Inc. is a wholly owned subsidiary of BBVA (NYSE: BBVA) (MAD: BBVA). BBVA is a customer-centric global financial services group founded in 1857. The Group is the largest financial institution in Spain and Mexico and it has leading franchises in South America and the Sunbelt Region of the United States; and it is also the leading shareholder in Garanti, Turkey’s biggest bank by market capitalization. Its diversified business is focused on high-growth markets and it relies on technology as a key sustainable competitive advantage. Corporate responsibility is at the core of its business model. BBVA fosters financial education and inclusion, and supports scientific research and culture. It operates with the highest integrity, a long-term vision and applies the best practices. The Group is present in the main sustainability indexes. More information about the BBVA Group can be found at bbva.com.
On April 6, 2016, BBVA filed its annual report on Form 20-F for the year ended December 31, 2015, with the Securities and Exchange Commission. A copy can be accessed on the BBVA website at http://shareholdersandinvestors.bbva.com/TLBB/tlbb/bbvair/ing/share/adrs/index.jsp. Holders of BBVA’s American Depositary Receipts (ADRs) may request a hard copy of the Form 20-F for the year ended December 31, 2015, including its complete audited financial statements, free of charge. To request a copy, contact Ed Bilek at ed.bilek@bbva.com.
Forward-Looking Statements
Certain statements in this press release may contain forward-looking statements about BBVA Compass Bancshares, Inc. (the “Company”) and its industry that involve substantial risks and uncertainties. The use of “we,” “our” and similar terms refer to the Company. Statements other than statements of current or historical fact, including statements regarding our future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to the Company, constitute forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. These forward-looking statements reflect the Company’s views regarding future events and financial performance. Such statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond the Company’s control, that could cause actual results to differ materially from anticipated results. If the Company’s assumptions and estimates are incorrect, or if the Company becomes subject to significant limitations as the result of litigation or regulatory action, then the Company’s actual results could vary materially from those expressed or implied in these forward-looking statements. The forward-looking statements are and will be based on the Company’s then current views and assumptions regarding future events and speak only as of their dates made. The Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by securities law or regulation. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 2, 2016, as updated by our subsequent SEC filings.